PRESS RELEASE


                            UNITED COMMUNITY BANCORP
                             ANNOUNCES CASH DIVIDEND

         Lawrenceburg, Ind., October 23, 2008 - United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.09 per share, payable on or about November 28, 2008 to stockholders of record as of the close of business on November 10, 2008.

         United Community MHC, the Company's mutual holding company parent, will waive receipt of the dividend.

         United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and five branch offices in Dearborn County, Indiana.



Contact:  United Community Bancorp
          William F. Ritzmann, President and Chief Executive Officer
          (812) 537-4822